Exhibit 99.1

Pactiv Evergreen Appoints Douglas Owenby as Chief Operations Officer

LAKE FOREST, Ill.--Pactiv Evergreen Inc. (NASDAQ: PTVE) announced today that Douglas “Doug” Owenby will join Pactiv Evergreen as Chief Operations Officer, effective September 13. Mr. Owenby will join the Pactiv Evergreen Executive Leadership Team, reporting to CEO Mike King. In this newly created, standalone role, Mr. Owenby will be responsible for all Pactiv Evergreen operating functions globally, assuming the operations leadership responsibilities that Mike Ragen, Pactiv Evergreen’s Chief Financial Officer (CFO), accepted in 2018.

Mr. Owenby joins Pactiv Evergreen from Graham Packaging where he has served as Chief Operations Officer since 2018. Prior to joining Graham Packaging, Doug served as Chief Operating Officer for Nexteer Automotive and in various executive leadership roles with Benteler Automotive, BorgWarner Automotive and Bombardier Recreation Products. Doug holds a Bachelor of Science in Mechanical Engineering from Saginaw Valley State University.

“Doug has more than 30 years of business and operational leadership experience that will be invaluable for Pactiv Evergreen,” said Mike King, Chief Executive Officer. “Doug’s operations expertise, perspective and his knowledge of the food packaging industry will benefit our employees, our valued customers and shareholders.”

“I would also like to thank CFO Mike Ragen for taking on the operations leadership role in this interim period,” said Mike King. “Under Mike’s leadership, the Company has greatly improved our Logistics capabilities, implemented Factory Asset Intelligence and delivered significant operational savings through our Strategic Investment Program. Mike will continue to serve as our Chief Financial Officer and remain deeply involved in all aspects of our business.”

Operations Center of Excellence

As Pactiv Evergreen establishes our foundation for future growth, the Company will centralize its highly complex operations organization to serve as a center of excellence (CoE). This centralized structure will ensure efficient use of resources, sharing of knowledge and best practices, improvement and standardization of operations processes and consistent production of quality products for our valued customers. The Operations CoE will support both the continued professional growth of the Pactiv Evergreen operations team while strategically structuring the company for continued improvement. Both of these critical factors will enable the Company to scale its operations processes moving forward.

Pactiv Evergreen announced the
appointment of Douglas Owenby as
Chief Operations Officer, effective
September 13.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 15,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.